Exhibit 99.1
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FOR IMMEDIATE RELEASE
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CONTACT:
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RON KOCHMAN
VOLT INFORMATION SCIENCES, INC.
212.704.2400
VOLTINVEST@VOLT.COM


         VOLT INFORMATION SCIENCES, INC. SIGNS AGREEMENT WITH VARETIS AG
                        TO ACQUIRE VARETIS SOLUTIONS GMBH

NEW YORK, November 2, 2005 -- Volt Information Sciences, Inc. (NYSE: VOL), a leading provider of staffing and telecommunication services, today announced that it has signed an agreement to acquire from Varetis AG, its Varetis Solutions GmbH subsidiary for 20.8 million Euros. The agreement is subject to, among other things, approval of Volt's board of directors and Varetis AG shareholders and is expected to close by year end.

Varetis Solutions GmbH delivers database and automation solutions for the operator services market. Around the world today, more than 20,000 operator workstations have been outfitted with Varetis technology. Morgan Joseph & Co. Inc. is Volt's financial advisor with respect to the transaction.

Volt Information Sciences, Inc. (NYSE: VOL) is a leading national provider of Staffing Services and Telecommunications and Information Solutions for its Fortune 100 customer base. Operating through a network of over 300 Volt Services Group locations, the Staffing Services segment fulfills IT and other technical, commercial, and industrial placement requirements of its customers, on both a temporary and permanent basis. The Telecommunications and Information Solutions businesses provide complete telephone directory production and directory publishing; a full spectrum of telecommunications construction, installation and engineering services; and advanced information and operator services systems for telephone companies. For additional information, please visit the Volt Information Sciences, Inc., web site at http://www.volt.com.

Munich-based Varetis AG is a world-leading supplier of professional directory solutions for telephone companies and information service providers. The Varetis share is listed on the Prime Segment of the Frankfurt Stock Exchange.

This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and the rate of renewals of contracts with the Company, that could cause actual results, performance and


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achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission. Copies of the Company's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022, 212-704-2400, Attention: Shareholder Relations. These and other SEC filings by the Company are also available to the public over the Internet at the SEC's website at http://www.sec.gov and at the Company's website at http://www.volt.com in the Investor Information section.

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